Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Better Therapeutics, Inc. of our report dated March 30, 2023, relating to the financial statements of Better Therapeutics, Inc., as of and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 30, 2023